Exhibit 99.6

Arrow Resources Signs Agreement With Shanghai Heyang Bio-Technology Development, Ltd in Conjunction With Nanjing University’s Forestry Lab

NEW YORK, NY — (MARKET WIRE) — 05/15/2006 — Arrow Resources Development, Inc. (OTC BB:ARWD.OB—News) announced that it has signed Agreements covering Consulting as well as Marketing and Distribution with Shanghai Heyang Bio-Technology Development, Ltd.; in which Arrow has been engaged to act as financial advisor, finance operational manager, and overall project supervisor for all activities. Shanghai Heyang is to provide operational field management, technical support, technical staff and skilled labor for all of Arrow’s plantation/farming operations in Indonesia and Papua New Guinea. The agreement entitles Arrow to 10% of their gross revenue from all operations internationally and creates a joint venture relationship between the two companies. Arrow has a unique relationship with Shanghai Heyang due to the fact that both organizations are not only plantation operations, but also farming operation integrated into the plantations. Shanghai Heyang has been working with Nanjing Forestry University since 2003 and has been providing Shanghai Heyang with Research & Development services, technical laboratory staff, and technical field staff. Shanghai Heyang currently has 530,000 Hectares (ha) under development and has created 100,000 jobs for farmers, with 33,000 ha scheduled for harvest in 2007.

About Shanghai Heyang Bio-Technology Development, Ltd

Shanghai Heyang was founded by Su Yong in August 2002 as an organization devoted to integrated tree plantation operations with large-scale subsistence farming of “cash” crops. Their operations utilized agrobiotechnology to develop fast-growing species such as Poplar and also develop biofertilizers suitable for all of their operations. Their unique business model is built around the creation of labor intense farming practices. Su Yong entered the industry in 1993 and until 2001 served as GM for Suzhou Tianlibao Bio-Fertilizer Co. Ltd.

About Nanjing Forestry University

Nanjing Forestry University’s Laboratory of Forest Genetics and Gene Engineering is headed by Professor Pan Huixin, its Chairman, and Professor Zhuge Qiang. The university’s laboratories include incubation process areas, greenhouse facilities and plantation operations. Using a cottonwood species from the Louisiana delta area, they have genetically engineered a Poplar species that grows to full-size in five years and is resistant to insects, cold weather and is salt tolerant. Professor Pan’s group has also completed the necessary genetic engineering for a eucalyptus species specifically engineered to grow in tropical climates and conditions similar to Indonesia and Papua New Guinea which Shanghai Heyang has planted in China.

Contact:

Investor & Public Relations

William R. St. George Jr.

Arrow Resources Development, Inc.

212-262-2300

wstgeorge@arrowrd.com

SOURCE: Arrow Resources Development, Inc.